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Exhibit 4.18

ACTIVCARD S.A.
STOCK OPTION PLAN 2001

(a) Preamble

        In compliance with sections L. 225-177 to L. 225-185 of the French Commercial Code as amended by French law no 2001-420 dated May 15, 2001, an Extraordinary Shareholders Meeting of ACTIVCARD (hereafter either "ACTIVCARD S.A." or the "Company") dated June 27, 2001, has authorized, in its 18th resolution, the Board of Directors (hereafter the "Board") to implement a plan of options to subscribe ACTIVCARD shares (hereafter the "2001 Stock Option Plan") to the benefit of employees and managers (hereafter the "Beneficiaries") of ACTIVCARD S.A. and of the linked companies as defined under section L. 225-180 of the French Commercial Code (the Company and the linked companies, hereafter together the "Group"), including the subsidiaries ACTIVCARD EUROPE S.A. and ACTIVCARD, Inc. The purpose of this document is to define the conditions of award and exercise of the options to subscribe for ACTIVCARD ordinary shares (hereinafter the "Shares") allocated to the Beneficiaries with respect to the 2001 Stock Option Plan (hereafter the "Options"), as well as the conditions of transfer of the Shares subscribed by exercise of the Options (hereafter the "Option Shares"), pursuant to the decisions of the Board.

        Pursuant to the Extraordinary Shareholders Meeting authorization of June 27, 2001, the Options shall give the right, under the 2001 Stock Option Plan, to subscribe a maximum number of 1,600,000 Shares, with each Option allowing the subscription for one Share of a par value of one (1) euro. The Board on July 25, 2001 decided to adopt the principle of allocating in blocks: (a) Block A comprising Options allocated to Beneficiaries who are French fiscal residents as of the date of allocation by the Board ("Options A"), and (b) Block B comprising Options allocated to Beneficiaries who are not French fiscal residents as of the date of allocation by the Board ("Options B").

        Options are not negotiable and, unless specified by the Board and permitted by applicable law, can be transferred solely by succession.

(b) Beneficiaries of the Options

        The Board will fix, during its meetings (hereafter the "Date of Allocation"), pursuant to the proposal of the Remuneration Committee, the list of Beneficiaries of Options A and Options B, specifying the number of Options allocated to each Beneficiary and the price of exercise of the Options. This list will be divided into two sub-lists corresponding respectively to the Beneficiaries of Options A and Options B. This list will be attached to the minutes of the Board meeting deciding allocations.

(c) Price of exercise of the Options

        Following the manner of determination of the exercise price of the Options fixed by the Extraordinary Shareholders Meeting dated June 27, 2001, the special report of the statutory auditors to this meeting and the Board's report to that meeting, the exercise price for the Options A and Options B will be fixed by the Board of Directors as of the date the Options are granted. The price shall be equal to the average of the closing quotation price of the Share during the 20 quotation days on NASDAQ EUROPE preceding the day of award of Options by the Board of Directors, converted into euros using the exchange rate of the close of the day prior to the granting of the options by the Board.

        This exercise price fixed for the duration of the validity of Options A and Options B shall be, as the case may be, modified pursuant to the provisions of section L. 225-181 of the French Commercial Code.

(d) Means of exercise of Options A and Options B and of transfer of the Shares subscribed to by exercise of Options

  (A)
  Block A

  (i)
  Any Beneficiary, subject to remaining an employee or manager of a company of the Group, will be able to exercise, in whole or in part, at one or more times, the following quantities of Options A:

  •
  Fifty percent (50%) of Options A as of the second (2nd) anniversary of the Date of Allocation (indicated in the notification of allocation sent to the Beneficiary); and

  •
  One forty-eighth (1/48) additionally each month during the following 24 months, subject to the Beneficiary remaining an employee or manager of a company of the Group on each such vesting date.

    After the seventh (7th) anniversary of the Date of Allocation, all Options A not exercised shall be irrevocably null and void and shall be canceled without payment therefor.

  (ii)
  Except as provided below, if the Beneficiary breaks his contract of employment or ceases to be employed by a company of the Group, his right to exercise Options A pursuant to clause (i) hereabove will cease automatically three (3) months after the date of the breach of the contract of employment or termination of employment with a company of the Group, as the case may be.

    As an exception, the right to exercise the Options A will remain, in the event of death or disability as envisioned by section 91 ter of Annexe II of the General French Tax Code, under the following conditions:

    •
    In case of death, and to the extent that a Beneficiary could have personally exercised his or her Options A as of the date of death, the Beneficiary's heirs shall have twelve (12) months from the date of the death to exercise the allocated Options A;

    •
    In case of disability and under the aforementioned conditions, the Beneficiary will be able to, during the term of the Options A, exercise all or part of the Options A that have been allocated to him;

    •
    For purposes of the two paragraphs immediately above, a Beneficiary's Options A will be treated as exercisable as of the Date of Allocation.

  (iii)
  The Board has the right to temporarily suspend the exercise of the Options A during the periods of share repurchases or issuances, or of share splits, rights offerings, dividends, or a recapitalization of the Company.

  (iv)
  The Shares subscribed by the exercise of the Options A will not be allowed to be transferred or converted into bearer form, except as provided in the exceptional cases described in clause (ii) hereinabove, before the fourth (4th) anniversary of the Date of Allocation.

  (B)
  Block B

  (i)
  Any Beneficiary, subject to remaining an employee or manager of a company of the Group, will be able to exercise, in whole or part, one or more times, the Options B that were allocated to him pursuant to the following modalities:

  •
  Twenty five percent (25%) of Options B as of the first (1st) anniversary of the Date of Allocation (indicated in the notification of award sent to the Beneficiary); and

    •
    One forty-eighth (1/48) additionally each month during the following 36 months, subject to the Beneficiary remaining an employee or manager of a company of the Group at those dates.

    After the seventh (7th) anniversary of the Date of Allocation, the Options B not exercised shall be irrevocably null and void and shall be canceled without payment therefor.

  (ii)
  Except as provided below, if the Beneficiary breaks his contract of employment or ceases to be employed by a company of the Group, his right to exercise his Options B pursuant to clause (i) hereabove will cease automatically three (3) months after the date of the breach of the contact of employment or termination of employment with a company of the Group, as the case may be.

    As an exception, the right to exercise the Options B will remain, in the event of death or disability as envisioned by section 91 ter of Annexe II of the General French Tax Code, under the following conditions:

    •
    In case of death, and to the extent that a Beneficiary could have personally exercised his or her Options B as of the date of the death, the Beneficiary's heirs shall have a twelve (12) month period from the date of death to exercise all or part of the allocated Options B;

    •
    In case of disability and under the aforementioned conditions, the Beneficiaries will be able to, during the term of the Options B, exercise all or part of the Options B that have been allocated to him with respect to this Plan;

    •
    For purposes of the two paragraphs immediately above, a Beneficiary's Options B will be treated as exercisable as of the Date of Allocation

  (iii)
  The Board has the right to temporarily suspend the exercise of the Options A during the periods of share repurchases or issuances, or of share splits, dividends, or a recapitalization of the Company.

  (iv)
  The Shares subscribed by the exercise of the Options B will not be allowed to be transferred or converted into bearer form, except as provided in the exceptional cases described clause (ii) hereinabove, before the fourth (4th) anniversary of the Date of Allocation.

  (v)
  If the shares issuable on exercise of Options B are not be registered under the Securities Act of 1933 with the United States Securities and Exchange Commission, and in consequence, are not be able to be sold within the United States or to persons resident in the United States, such shares will not be able to be sold except outside of the United States under a transaction qualifying as an Offshore transaction under the Securities Act of 1933 and the regulations thereunder.

  (vi)
  If required by law, any Beneficiary who will exercise his Options B in the United States will be required upon exercise of his Options, to provide the Company with an investor letter pursuant to which he represents and agrees (1) that he has subscribed to the Shares for investment and not with a view to the distribution thereof, and (2) that any resale of such shares will be made by such Beneficiary pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, or applicable "blue sky" laws (or an exemption from registration) and (3) that such purchaser will deliver to each person to whom it transfers Shares a notice substantially to the effect of this legend.

(e) Tax regime applicable to Options A

        Under current French legislation, the following provisions summarize the tax consequences, for French resident employees of the Company, resulting from the exercise of the Options issued by the Company and the sale of Shares received upon exercise of their Options. This information is only meant to be a summary of the French tax system applicable to Options. Beneficiaries of the Options are advised to consult their tax advisor to see which tax regime applies to their particular case.

        The gains realized upon (i) the exercise of the Options (acquisition gain) and (ii) the sale of the Shares obtained upon exercise of the Options (sale's gain)1 will both be taxable in the hands of the Beneficiaries for the year the Shares obtained upon exercise of the Options are sold.

Assuming that the discount on the subscription price of the Shares i.e., the difference between the market value of the Share on the date the Options are allocated and the exercise price of the Options) does not exceed 5% of the market value of the Shares on the date the Options are allocated.

(i)
Acquisition Gain

    The acquisition gain is equal to the difference between the market price of the Share on the date the Option is exercised and the exercise price of the Option. This acquisition gain is taxable for the year during which the Shares obtained upon exercise of the Options are sold.

    Assuming that certain conditions2 and formalities as well as a 4-year lock-up period between the allocation date of the Options and the sale date of the Shares obtained upon exercise of the Options are respected3, the acquisition gain realized upon exercise of the Options is taxable as follows:

Among other things, the shares obtained upon exercise of the Options must be and remain registered in the books of the company (actions sous la forme nominative).

However, the four-year period is not required in cases of obligatory retirement, dismissal, invalidity or death of the employee.

  •
  Upon election of the Beneficiary, as salary income at progressive income tax rates; or,

  •
  As capital gain on securities at the specific rate of (i) 40% (including CSG, CRDS, and the 2% Social contribution) for the yearly portion of the acquisition gain up to 1 million francs (i.e. 152,000 euros) and (ii) 50% (including CSG, CRDS, and the 2% Social contribution) for the yearly portion of the acquisition gain which exceeds 1 million francs (i.e. 152,000 euros), if the annual sales realized during the year in which the Shares obtained upon exercise of the Options are sold, on the disposal of securities and company shares exceeds, per tax household, the threshold of 50,000 French Francs (i.e. 7,622 euros).

    However, in the event that the Shares obtained upon exercise of the Options are retained for at least 2 years starting from the fourth anniversary of the allocation of the Options or the exercise date of the Options, whichever is later, the 40% and 50% rates are respectively reduced to 26% and 40% (including CSG, CRDS, and the 2% Social contribution).

  (ii)
  Gain realized on the Sale of the Shares Obtained Upon Exercise of the Options

    The gain realized on the sale of the Shares obtained upon exercise of the Options is equal to the difference between the Shares market price on the date of sale (the sale price) and the Shares market price on the date the Options were exercised.

    Such capital gain is taxable at the rate of 26% (including CSG, CRDS, and the 2% Social contribution) if the annual sales realized during the year in which the Shares obtained upon exercise of the Options are sold, on the disposal of securities and company shares exceeds, per tax household, the threshold of 50,000 French Francs (i.e. 7,622 euros).

    In the event that a capital loss is made on the sale of the Shares obtained upon exercise of the Options because the price of the Shares on the market has decreased since the Options were exercised, this capital loss could be offset against the acquisition gain and more generally, against any gain of similar under ordinary conditions.

(f) Several provisions common to the Options A and Options B

  (i)
  The Board was authorized by the Extraordinary General Meeting to determine the terms and conditions applicable to the Options A and Options B.

    The Board, pursuant to such authorization, which allows it specifically to restrict, limit or prohibit (a) the exercise of Options A and Options B or (b) the sale of the Option Shares resulting from the exercise of Options A and Options B, by Beneficiaries during certain periods or as of certain events, has decided that the Options allocated with respect to Block A and Block B, shall not be exercised should the Company be subject to a spin-off, be a party, as an absorbed company, to a merger, in the event of the sale of the majority of its assets.

    However, in the event of a merger or a spin-off of the Company, by whatever means, or of a sale of the majority of its assets, the successor of the Company shall grant an option on its own securities or on that of a linked company as defined under section L. 225-180 of the French Commercial Code for each Option A or Option B allocated or shall grant an equivalent right.

    Should the successor refuse to grant a substitute option for the Options or to substitute an equivalent right, a Beneficiary may immediately exercise entirely the Options A or Options B, including those which could not otherwise be exercised. In such case, the Board, or any person designated by it, shall inform each Beneficiary in writing that he has a fifteen (15) day period following such notification to exercise his Options A and Options B. After such period, the Options A or Options B shall be null and void and canceled without payment therefor.

  (ii)
  In addition, the Board, or any person appointed by it for this purpose, may, as the case may be, (a) require for the exercise of the Options A or Options B that the Beneficiary provide assurances guaranteeing that he will discharge all tax obligations that will result from the exercise of the Options or the sale of Shares subscribed through the exercise of the Options and (b) after express authorization of the Beneficiary, retain from the gains on the sale of the Shares the potential employment or income tax due from the Beneficiary.

  (iii)
  To the extent practicable, the Beneficiaries shall be informed at least one (1) week before the effectiveness of any temporary or definitive restriction, limitation or prohibition on the exercise of the Options A and Options B or the sale of the Option Shares resulting from the exercise of the Options A and Options B.

  (iv)
  Shares subscribed through the exercise of the Options A and Options B allocated with respect to this 2001 Stock Option Plan shall be in registered form and will receive dividends as of the first day following the exercise of the Option.

  (v)
  The Board retains the right, as the case may be, and notwithstanding the provisions of clause (ii) hereabove, (a) to accelerate the dates of exercise of the Options allocated to some or all of the Beneficiaries of Blocks A and B and (b) extend the exercisability term of Options A and Options B.

  (vi)
  The Board shall be able to, as the case may be, pursuant to the clauses (ii) and (iv) hereabove and the rules of the EASDAQ Dealing Code and any other applicable laws, suspend or prolong during certain periods the exercise of the Options A and Options B.

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  Exhibit 4.18
ACTIVCARD S.A. STOCK OPTION PLAN 2001